Date: April 1, 2004

Williams Completes Sale of Alaska Holdings to Three Companies
Flint Hills Resources, Holiday Stationstores and Koch Alaska Pipeline Company Add Interests

     TULSA, Okla. – Williams (NYSE:WMB) completed the sale of its Alaska business interests yesterday for about $290 million, subject to closing adjustments for items such as the value of petroleum inventories.

     “With this sale, Williams has completed its exit of the petroleum refining and marketing sector,” said Steve Malcolm, Williams’ chairman, president and chief executive officer. “We appreciate all the employees who managed and operated these businesses for us over the years. Now, we’re handing off the keys to capable companies who will serve Alaskan consumers well.”

     Williams divested its Alaska operations through three separate transactions:

•	Subsidiaries of Flint Hills Resources, LLC have purchased a 220,000-barrel-per-day refinery at North Pole, two petroleum terminals in Anchorage and Fairbanks, and crude oil and refined products inventories;

•	Koch Alaska Pipeline Company, LLC, a subsidiary of Koch Pipeline Company, L.P., has purchased Williams’ entire 3.0845 percent interest in the Trans Alaska Pipeline System; and

•	Holiday Stationstores of Minneapolis has purchased 26 convenience stores.

     “We are excited about Flint Hills Resources’ future in Alaska,” said Dave Robertson, president. “This acquisition is a natural fit with our business capabilities and it offers the State of Alaska an attractive price for its crude oil. We are committed to positioning these assets for long-term success.”

     Today’s closing follows Flint Hills Resources’ successful completion earlier this month of a crude oil supply contract with the state of Alaska. The new contract provides Flint Hills Resources with up to 77,000 barrels per day of crude oil for 10 years.

     Flint Hills Resources has committed to spending about $100 million to make significant modifications to offer cleaner-burning fuels to Alaska communities and consumers, Robertson said.

     “We know the Williams Express customers will be pleased with the changes they will see as the stores convert to Holiday,” said Ronald Erickson, chief executive officer of Holiday Companies.

     “We look forward to serving the petroleum, food service and convenience needs of all Alaskans. We believe our reputation as an employer-of-choice means the fine team of employees who have operated these stores will find working with Holiday a great experience. And our continuing relationship with Flint Hills Resources provides us the opportunity to offer highly valued products and services for our customers to enjoy,” said Erickson.

     “The acquisition of this interest in TAPS complements our existing business arrangements with Flint Hills Resources,” said Pat McCann, president of Koch Pipeline, which operates pipelines for Flint Hills Resources-owned lines serving its Texas and Minnesota refineries. “This pipeline is an important supplier of the crude oil refined in the North Pole facility.”

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     In addition to cash proceeds, the transaction will eliminate two cash-collateralized letters of credit that Williams has with the state of Alaska, releasing $90.9 million back to Williams.

     Williams’ Malcolm added, “The benefits of this sale provide added improvement to our balance sheet and more resources for meaningful debt reduction.”

About Williams (NYSE:WMB):
 Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

About Flint Hills Resources:
 Flint Hills Resources (www.fhr.com) is a leading producer of fuels, base oils for lubricants, and other petrochemical products based in Wichita, Kan. It owns refineries in Minnesota and Texas, and an interest in Excel Paralubes in Lake Charles, La. The refineries have earned community, government and industry recognition for environmental and safety performance, as well as community partnerships. On March 23, Flint Hills Resources earned the 2003 Clean Air Excellence Award from the U.S. Environmental Protection Agency for reducing refinery flare time and emissions. The Texas and Minnesota facilities both earned Gold Awards from the National Petrochemical and Refiners Association, and the Texas complex received the NPRA Distinguished Safety Award, one of the industry’s highest safety commendations, for the second consecutive year. Flint Hills Resources is a wholly owned subsidiary of Koch Industries, Inc.

About Koch Alaska Pipeline Company, LLC:
 Koch Alaska Pipeline Company, LLC is a subsidiary of Koch Pipeline Company, L.P., which operates about 8,000 miles of pipeline that carry crude oil, natural gas liquids and refined products. Koch Pipeline Company is based in Wichita, Kan., and operates in Minnesota, Wisconsin, Iowa, Missouri, Texas, Oklahoma, Louisiana, Illinois and Kansas. Koch Pipeline Company is a wholly owned subsidiary of Koch Industries. More information is available at www.kochpipeline.com.

About Holiday:
 Holiday Stationstores (www.holidaystationstores.com) has 350 combination convenience stores/gas stations in Minnesota, Wisconsin, Michigan, North Dakota, South Dakota, Iowa, Nebraska, Wyoming, Montana, Idaho and Washington. Owned by Holiday Companies, Holiday Stationstores is the sole distributor of low-sulfur Blue Planet™gasoline, produced by Flint Hills Resources in Minnesota, which is recognized by the American Lung Association of Minnesota as a Clean Air Choice. Holiday Companies, founded in Wisconsin in 1928, is ranked in the top half of the Forbes 500 Largest Private Companies.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

CONTACTS

Williams:	Kelly Swan	Courtney Baugher	Richard George
	Corporate Media Relations	Investor Relations	Investor relations
	(918) 573-6932	(918) 573-5768	(918) 573-3679

Flint Hills	Allen Wright	Jeff Cook
Resources:	(316) 828-8721	(907) 488-5104

Holiday	Robert S. Nye
Companies:	(612) 270-5171

Koch	Katie Stavinoha
Pipeline	(316) 828-3621